EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2005 relating to the financial statements of Citadel Broadcasting Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting for goodwill and other intangibles) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP Los Angeles, California June 2, 2005